Exhibit 99.1


                  THE BLACKSTONE GROUP COMPLETES ACQUISITION OF
                               BOCA RESORTS, INC.


         BOCA RATON, Fla., December 10, 2004 /PRNewswire-FirstCall/ -- Boca Resorts, Inc. (NYSE: RST) announced today that it has completed its merger with an affiliate of The Blackstone Group. Under the terms of the merger agreement, the Company's stockholders will be entitled to receive $24.00 per share in cash, without interest.

About Boca Resorts, Inc.

         Boca Resorts, Inc. is the owner and operator of five distinctive destination resorts located in Florida with hotels, conference facilities, golf courses, spas, marinas and private clubs. The Company's resorts include the Boca Raton Resort & Club (Boca Raton), the Registry Resort at Pelican Bay (Naples), the Edgewater Beach Hotel (Naples), the Hyatt Regency Pier 66 Hotel and Marina (Fort Lauderdale) and the Radisson Bahia Mar Resort and Yachting Center (Fort Lauderdale). The Company also owns and operates two golf clubs located in Florida (Grande Oaks Golf Club in Fort Lauderdale and Naples Grande Golf Club in Naples) that serve as additional amenities to its resorts, as well as components of its exclusive social club, known as the Premier Club. In addition, the Company owns and operates two golf courses in Boca Raton that are part of the Boca Raton Resort & Club. Boca Resorts, Inc. can be accessed on the Internet at http://www.bocaresortsinc.com.

About The Blackstone Group

         The Blackstone Group, a private investment firm with offices in New York, Boston, Atlanta, London and Hamburg, was founded in 1985. Blackstone's Real Estate Group has raised five funds, representing over $6 billion in total equity, and has a long track record of investing in hotels and other commercial properties. In addition to Real Estate, The Blackstone Group's core businesses include Private Equity, Corporate Debt Investing, Marketable Alternative Asset Management, Mergers and Acquisitions Advisory and Restructuring and Reorganization Advisory. The Blackstone Group can be accessed on the Internet at http://www.Blackstone.com.

Cautionary Statement Concerning Forward-Looking Information

         Certain statements and information included in this release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings.


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Contact:
John Ford
VP Corporate Communications
The Blackstone Group
Tel: 212 583-5559
ford@blackstone.com